Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
October 29, 2009
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by Omeros Corporation, a Washington corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,858,487 shares of your Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance under the 2008 Equity Incentive Plan, the Second Amended and Restated 1998 Stock Option Plan, the nura, inc. 2003 Stock Option Plan, the Stock Option Grant to Gregory A. Demopulos, M.D. and the Stock Option Grant to Pamela Pierce Palmer, M.D., Ph.D. (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.